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                                                                     EXHIBIT 5.1


                                December 19, 2001

Check Technology Corporation
12500 Whitewater Drive
Minnetonka, MN 55343

         Re: Opinion of Counsel as to the Legality of 1,250,000 shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of the 1,250,000 shares of Common Stock, $.10 par value per share, of Check Technology Corporation (the "Company") offered to officers, directors, key employees and consultants pursuant to the Check Technology Corporation 2000 Stock Plan (the "Plan").

         As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,250,000 shares of Common Stock to be offered to officers, directors, key employees and consultants by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                       Very truly yours,

                                       LINDQUIST & VENNUM P.L.L.P.

                                       /s/ Lindquist & Vennum P.L.L.P.